Filed Pursuant to Rule 433
December 7, 2005
Registration Statement
No. 333-130160

Issuer:	Denbury Resources Inc.
Ticker:	DNR
Ratings:	B2/B+
Security Type:	SEC Registered, Sr Subordinated
Size:	$150mm
Maturity:	12/15/15
Call Schedule:	Non callable for 5 years
Coupon:	7.50%
Use of Proceeds:	Along with R/C, fund acquisition of Oil properties in Mississippi and Alabama
Settle:	12/21/05 (T+10)
Bookrunners:	JPM

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-834-4533.
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